UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

BRIGHAM EXPLORATION COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ANNUAL MEETING OF STOCKHOLDERS
QUESTIONS AND ANSWERS ABOUT THE MEETING
PROPOSAL ONE
ELECTION OF DIRECTORS
PROPOSAL TWO
APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
CORPORATE GOVERNANCE
COMPENSATION DISCUSSION AND ANALYSIS
OTHER MATTERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
TRANSACTIONS WITH RELATED PERSONS
STOCKHOLDER PROPOSALS

BRIGHAM EXPLORATION COMPANY
6300 Bridge Point Parkway
Building Two, Suite 500
Austin, Texas 78730
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 23, 2008
To the Stockholders of Brigham Exploration Company:
Notice is hereby given that the Annual Meeting of Stockholders of Brigham Exploration Company, a Delaware corporation, will be held on Friday, May 23, 2008, at 9:00 a.m., local time, at our offices at 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas 78730, for the following purposes:
1.	To elect seven directors to serve until the Annual Meeting of Stockholders in 2009;

2.	To approve the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2008; and

3.	To transact such other business as may properly come before the meeting or any adjournment(s) thereof.
Only stockholders of record at the close of business on April 3, 2008, are entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof.
You are cordially invited and urged to attend the meeting, but if you are unable to attend, please vote on the website, vote by telephone or sign and date the enclosed proxy and return it promptly in the enclosed self-addressed stamped envelope. A prompt response will be appreciated. If you attend the meeting, you may vote in person, if you wish, whether or not you have returned your proxy. In any event, a proxy may be revoked at any time before it is exercised.

By Order of the Board of Directors
Eric E. Sigsbey
Secretary
April 14, 2008
Austin, Texas

Brigham Exploration Company
6300 Bridge Point Parkway
Building Two, Suite 500
Austin, Texas 78730
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
MAY 23, 2008
GENERAL INFORMATION
We are furnishing you this proxy statement in connection with the solicitation of proxies by our Board of Directors to be voted at the Annual Meeting of Stockholders of Brigham Exploration Company. The Annual Meeting of Stockholders will be held on Friday, May 23, 2008, at 9:00 a.m., local time, at our offices at 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas 78730. In this proxy statement, Brigham Exploration Company is referred to as “we” or “us.” Definitive copies of this proxy statement and the enclosed proxy card are being mailed, on or about April 23, 2008, to common stockholders as of the record date, April 3, 2008.
QUESTIONS AND ANSWERS ABOUT THE MEETING
Where and when is the Annual Meeting of Stockholders?
Our Annual Meeting of Stockholders will be held on Friday, May 23, 2008, at 9:00 a.m., local time, at our offices at 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas 78730, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.
Who may vote?
You may vote if you were the record holder of our common stock as of the close of business on April 3, 2008, the record date for the meeting. Each share of our common stock is entitled to one vote at the meeting. On the record date, there were 46,129,710 shares of common stock outstanding and entitled to vote at the meeting.
Stockholders have no dissenters’ rights or rights of appraisal under Delaware law or our Certificate of Incorporation or Bylaws in connection with Proposals One or Two.
May I attend the Annual Meeting of Stockholders?
Yes. However, you may only vote if you were a record holder of our common stock as of the close of business on April 3, 2008, the record date for the meeting.
What am I voting on?
You are voting on:
•	the election of seven directors to serve until the Annual Meeting of Stockholders in 2009;

•	the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2008; and

•	any other business properly coming before the meeting.
How does the Board recommend that I vote?
The Board recommends that you vote:
•	FOR the election of seven directors to serve until the Annual Meeting of Stockholders in 2009; and

•	FOR the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2008.

Why should I vote?
Your vote is very important. Regardless of the number of shares you hold, the Board strongly encourages you to exercise your right to vote as a stockholder.
How do I vote?
You may vote by any of the following methods:
•	Vote on the Internet at the website for Internet voting. Simply follow the instructions included with the proxy card to vote your shares and you can confirm that your vote has been properly recorded. If you vote on the Internet, you can request electronic delivery of future proxy materials. Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on May 22, 2008.

•	Vote by telephone using the toll-free number and instructions included with the proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your vote has been properly recorded. Telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on May 22, 2008.

•	Vote by mail by completing, signing, dating and returning your proxy card in the pre-addressed, postage-paid envelope provided. If you vote by mail and your proxy card is returned unsigned, then your vote cannot be counted. If you vote by mail and the returned proxy card is signed without indicating how you want to vote, then your proxy will be voted as recommended by the Board of Directors. If mailed, your completed and signed proxy card must be received by May 22, 2008.

•	You may attend and vote at the meeting. The Board recommends that you vote on the Internet, by telephone or by mail as it is not practical for most stockholders to attend and vote at the meeting.
Using one of these methods to vote your proxy card will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in street name (e.g., held in the name of a bank, broker, or other holder of record) you must obtain a proxy, executed in your favor, from your bank, broker or other holder of record to be able to vote at the meeting.
If I vote by telephone or Internet, do I need to return my proxy card?
No.
If I vote by mail, telephone or Internet, may I still attend the meeting?
Yes.
Is my vote confidential?
Yes. All voting records which identify stockholders are kept permanently confidential except as necessary to meet legal requirements and in other limited circumstances such as proxy contests.
Can I change my vote?
If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken by:
•	voting at a later time by Internet or telephone;

•	voting in person at the meeting; or

•	delivering to our Corporate Secretary a proxy with a later date or a written revocation of your proxy.
How many votes must be present to hold the meeting?
In order for us to hold our meeting, stockholders holding a majority of the shares of our common stock entitled to vote must be present in person or by proxy at the meeting. This is referred to as a quorum. If you attend our Annual Meeting of Stockholders and vote in person or if you properly return your proxy by Internet, telephone, or mail, your shares are counted as present at the meeting.

How many votes are needed to approve each of the proposals?
Proposal One will be approved if a plurality of the shares present in person or by proxy vote for the seven nominees. The approval of Proposal Two requires the affirmative vote of the holders of a majority of the shares of common stock outstanding on the record date. Abstentions and broker non-votes will effectively count as a vote against the proposal.
Who is soliciting my proxy, how is it being solicited, and who pays the cost?
We, on behalf of our Board of Directors, through our officers and employees, are soliciting proxies primarily by mail. Our directors, officers and regular employees, in person or by mail, telephone or telegram, may make solicitation without additional compensation. We may also request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation material to the beneficial owners of our common stock held of record by such persons, and we will reimburse the forwarding expense. All costs of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by us.
Could other matters be decided at the meeting?
We are not aware of any matters that will be considered at the Annual Meeting of Stockholders other than those on the proxy card. However, if any other matters arise at the Annual Meeting of Stockholders, the persons named in your proxy will vote in accordance with their best judgment.
Where can I find the voting results of the meeting?
We will announce voting results at the meeting, and we will publish the final results in our quarterly report filed on the 10-Q for the second quarter of 2008. You can get a copy of this and other reports free of charge on our website at www.bexp3d.com or by contacting our Investor Relations Department at (512) 427-3300.
How can I communicate with the Board of Directors?
Stockholders may communicate with the members of our Board by submitting correspondence to our Secretary, Attention: Name of Board Member, Brigham Exploration Company, 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas, 78730.

PROPOSAL ONE
ELECTION OF DIRECTORS
All duly submitted and unrevoked proxies will be voted for the nominees for directors selected by the Board, except where authorization so to vote is withheld. If any nominee(s) should become unavailable for election for any presently unforeseen reason, the persons designated as proxies will have full discretion to cast votes for another person(s) designated by the Board. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee.
Pursuant to a Securities Purchase Agreement dated November 1, 2000, we are required to nominate one representative named by DLJMB Funding III, Inc., a Delaware corporation (Funding III) to serve as a member of the Board. On December 23, 2002, Funding III assigned its rights to designate a director to DLJ Merchant Banking Partners III, L.P., a Delaware limited partnership (MBP). Steven A. Webster was nominated by MBP and elected by the stockholders to the Board of Directors at the 2006 Annual Meeting of Stockholders. On March 27, 2007, Steven A. Webster resigned as a member of our Board of Directors. On March 29, 2007, MBP waived its right to nominate a representative to our Board of Directors in connection with the 2007 Annual Meeting of Stockholders and Mr. Webster agreed to attend meetings of our Board of Directors in the capacity of a non-voting observer until the 2008 Annual Meeting of Stockholders. Rather than fill his vacancy, we decreased the size of our Board of Directors from eight to seven members. Prior to the 2008 Annual Meeting of Stockholders, Mr. Webster informed Brigham that he will no longer serve as an observer. MBP has not nominated a representative to serve as a member of the Board in connection with the 2008 Annual Meeting of Stockholders.
Effective December 13, 2007, R. Graham Whaling resigned from our board of directors and Scott W. Tinker was appointed to the board of directors. Mr. Whaling had served as a member of Brigham’s board of directors since June 2001.
The seven director nominees of the Board are named below. Each of the nominees has agreed to serve as a director if elected. We have included below information about each of the nominees, including each nominee’s age as of March 31, 2008, their position with us, their business experience for at least the past five years and directorships of other publicly held companies.
The Board of Directors recommends that stockholders vote FOR the election of the nominees listed below.
Nominees for Director
Ben M. “Bud” Brigham, age 48, has served as our Chief Executive Officer, President and Chairman of the Board since we were founded in 1990. From 1984 to 1990, Mr. Brigham served as an exploration geophysicist with Rosewood Resources, an independent oil and gas exploration and production company. Mr. Brigham began his career in Houston as a seismic data processing geophysicist for Western Geophysical, Inc., a provider of 3-D seismic services, after earning his B.S. in Geophysics from the University of Texas at Austin. Mr. Brigham is a member of the National Petroleum Council, the Independent Producers Association of America, the American Association of Petroleum Geologists, the Society of Exploration Geophysicists and the Society of Independent Professional Earth Scientists. Mr. Brigham is the brother of David T. Brigham, Executive Vice President — Land and Administration.
David T. Brigham, age 47, joined us in 1992 and has served as a Director since May 2003 and as Executive Vice President — Land and Administration since June 2002. Mr. Brigham served as Senior Vice President — Land and Administration from March 2001 to June 2002, Vice President — Land and Administration from February 1998 to March 2001, as Vice President — Land and Legal from 1994 until February 1998 and as Corporate Secretary from February 1998 to September 2002 and as interim Corporate Secretary from April 3, 2007, until April 25, 2007. From 1987 to 1992, Mr. Brigham worked as an attorney in the energy section with Worsham, Forsythe, Sampels & Wooldridge. For a brief period of time before attending law school, Mr. Brigham was a landman for Wagner & Brown Oil and Gas Producers, an independent oil and gas exploration and production company. Mr. Brigham holds a B.B.A. in Petroleum Land Management from the University of Texas and a J.D. from Texas Tech School of Law. Mr. Brigham is the brother of Ben M. Brigham, Chief Executive Officer, President and Chairman of the Board.
Harold D. Carter, age 69, has served as a Director on our Board and as a consultant to us since 1992. Mr. Carter has more than 40 years experience in the oil and gas industry and has been an independent consultant since 1990. Prior to consulting, Mr. Carter served as Executive Vice President of Pacific Enterprises Oil Company (USA). Before that, Mr. Carter was associated for 20 years with Sabine Corporation, ultimately serving as President and Chief Operating Officer from 1986 to 1989. Mr. Carter consults for Associated Energy Managers, Inc. and is a director of Energy Partners Ltd., and a director of Abraxas Petroleum Corporation, both publicly traded oil and gas companies, and Longview Production Company, a private company. Mr. Carter is also Vice Chairman of the Board of Trustees of the Texas Scottish Rite Hospital for Children. Mr. Carter has a B.B.A. in Petroleum Land Management from the University of Texas and has completed the Program for Management Development at the Harvard University Business School.
Stephen C. Hurley, age 58, has served as a Director on our Board since December 2002. Mr. Hurley is President of Hunt Oil Company and a member of the Hunt Oil Company Board of Directors. Prior to joining Hunt Oil, Mr. Hurley served as Chief Operating Officer, Executive Vice President and a member of the Board of Directors for Chieftain International, Inc. from August 1995 to August 2001. Mr. Hurley holds a Masters of Science degree in Geology from the University of Arkansas and an advanced degree in business studies from Harvard University.

Stephen P. Reynolds, age 56, has served as a Director on our Board since 1996. Mr. Reynolds is currently a private investor. Mr. Reynolds served as a special adviser to General Atlantic Partners, LLC and was associated with General Atlantic or its predecessor entities from April 1980 to 2000. From 1975 to 1980, Mr. Reynolds worked for Peat Marwick Mitchell, an accounting firm, that later merged to form KPMG LLP. There, he served as the Supervising Senior Accountant on the auditing staff where he was responsible for auditing businesses of various sizes. Mr. Reynolds holds a B.A. in Economics from Amherst College and a Masters Degree in Accounting from New York University.
Hobart A. Smith, age 71, has served as a Director on our Board since December 2002. Mr. Smith has been associated with Smith International, Inc. and its affiliates and predecessors, a products and services supplier to the oil and gas and petrochemical industries, in various capacities since 1965, including Vice President of Customer Relations, Assistant to the President and Vice President of Marketing. Since 1992, Mr. Smith has served as a consultant to Smith International, primarily in Customer Relations and Industry Affairs. Mr. Smith is also a director of HKN Corp., a publicly traded oil and gas company. Mr. Smith has a degree in Business Administration from Claremont-McKenna College.
Scott W. Tinker, Ph.D., age 48, was appointed to our Board of Directors in December 2007. Dr. Tinker is the Director of the Bureau of Economic Geology at The University of Texas at Austin. Dr. Tinker is President Elect of the American Association of Petroleum Geologists, a member of the National Petroleum Council, and has completed two Distinguished Lecture tours for AAPG and one for SPE. Dr. Tinker is the State Geologist of Texas, past President of the Association of American State Geologists, and a Professor in The University of Texas’ Department of Geological Sciences where he holds the Allday Endowed Chair. Dr. Tinker is also a member of the Executive Committee of the Jackson School of Geosciences. Prior to joining the Bureau in January 2000, Dr. Tinker spent 17 years as a geologist in various capacities in the oil and gas industry. During this time, Dr. Tinker was with Marathon Oil’s Petroleum Technology Center in Littleton, Colorado, where he built 3-D models of large oil and gas fields. Dr. Tinker holds a Ph.D. from the University of Colorado, a M.S. from the University of Michigan and a B.S. from Trinity University.
PROPOSAL TWO
APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
The Board recommends the approval of the appointment of KPMG LLP as independent registered public accounting firm for the year ending December 31, 2008. KPMG LLP has been our independent registered accounting firm since 2006.
On June 15, 2006, the Audit Committee engaged KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006 and dismissed PricewaterhouseCoopers LLP, our previous independent registered public accounting firm.
During the fiscal years ended December 31, 2005 and 2004, and through June 15, 2006, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to their satisfaction, would have caused them to make reference thereto in its reports on the consolidated financial statements for such years.
PricewaterhouseCoopers LLP reports on our consolidated financial statements as of and for the years ended December 31, 2005 and 2004, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.
During the fiscal years ended December 31, 2005 and 2004, and through June 15, 2006, there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K, except for a material weakness as of December 31, 2004 regarding the lack of effective controls over the accounting for depletion expense and accumulated depreciation in accordance with accounting principles generally accepted in the United States of America. Such material weakness is described in Item 9A, the “Controls and Procedures” section of our Annual Report on Form 10-K for the year ended December 31, 2004. The Audit Committee discussed the material weakness with PricewaterhouseCoopers LLP and authorized PricewaterhouseCoopers LLP to respond fully to the inquiries of KPMG LLP concerning such material weakness. As described in our 2005 Annual Report on Form 10-K, we concluded that our disclosure controls and procedures, as well as our internal control over financial reporting, were effective as of December 31, 2005.
During the fiscal years ended December 31, 2005 and 2004, and through June 15, 2006, we did not consult with KPMG LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and Item 304(a)(2)(ii) of Regulation S-K.

Representatives of KPMG LLP are expected to be present at the Annual Meeting of Stockholders and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. Although stockholder approval of the appointment of KPMG LLP is not required, the Board believes that it is appropriate to seek stockholder approval of this appointment. If the stockholders fail to approve the appointment, the Audit Committee and the Board will consider whether or not to retain that firm. Even if the appointment is approved, the Board, at its discretion, may direct the appointment of a different independent registered accounting firm at any time during the year if it determines that such a change would be in our best interest and the best interests of our stockholders.
During 2007 and 2006, we incurred the following fees with KPMG LLP:

	2007	2006
Audit-Related fees(1)	$700,000	$664,675
Tax fees	31,600	30,600
All Other Fees	—	—

Total	$731,600	$695,275

(1)	Includes $10,000 for 2007 incurred for services performed in connection with our Registration Statements filed on Forms S-3, S-4, and S-8, respectively. Also includes $55,000 for 2007 related to our April 2007 9 5/8% Senior Notes add-on due 2014.
As mentioned above, our previous independent registered accounting firm was PricewaterhouseCoopers LLP. During 2007 and 2006, we incurred the following fees with PricewaterhouseCoopers LLP:

	2007	2006
Audit-Related fees(1)	$118,570	$294,247
Tax fees	—	—
All Other Fees(2)	1,599	1,599

Total	$120,169	$295,846

(1)	Includes $92,000 for 2006 incurred for services performed in connection with our Registration Statements filed on Forms S-3, S-4, and S-8, respectively. Also includes $85,000 for 2006 related to our April 2006 9 5/8% Senior Notes due 2014 issuance and $33,000 for 2007 related to our April 2007 9 5/8% Senior Notes due 2014 add-on.

(2)	These constituted fees for a research tool license.
During 2007 and 2006, we incurred the following audit fees with KPMG LLP and PricewaterhouseCoopers LLP:

	2007	2006
Audit-Related fees	$818,570	$958,922
Tax fees	31,600	30,600
All Other Fees	1,599	1,599

Total	$851,769	$991,121

Unless stockholders specify otherwise in the proxy, proxies solicited by the Board will be voted by the persons named in the proxy at the Annual Meeting of Stockholders to approve the appointment of KPMG LLP as our independent registered accounting firm for 2008.
The Board of Directors recommends that stockholders vote FOR the appointment of KPMG LLP.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
In 2007, we adopted Corporate Governance Guidelines to assist the Board in exercising its responsibilities and to provide better communication of our policies to the public. The Corporate Governance Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision-making, both at the Board and management level, with a view to enhancing long-term shareholder value. A copy of our Corporate Governance Guidelines may be found on our website at www.bexp3d.com.
Code of Business Conduct and Ethics
We adopted our Code of Business Conduct and Ethics in December 2002. A copy of our Code of Business Conduct and Ethics may be found on our website at www.bexp3d.com.
Board Independence
Our business and affairs are managed by and under the direction of our Board of Directors, which exercises all corporate powers and establishes broad corporate policies. In the opinion of the Board, and as “independent” is currently defined by the NASDAQ rules, a majority of the members of our Board are independent of management and free of any relationship that would interfere with their exercise of independent judgment.
The Board of Directors has affirmatively determined that Harold D. Carter, Stephen C. Hurley, Stephen P. Reynolds, Hobart A. Smith, and Scott W. Tinker are independent.
The board has affirmatively determined that all of the members of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee are independent as defined by Rule 16b-3(b)(3)(i) under the Securities Exchange Act of 1934 and the NASDAQ rules.
Meetings and Committees of the Board of Directors
In 2007, our Board of Directors held five meetings, as well as conducted various other business through unanimous consents. Each director attended all of those meetings. The Audit Committee held six meetings in 2007, as well as conducted other business through a unanimous consent. Each member of the Audit Committee attended all of those meetings. The Compensation Committee held three meetings in 2007, as well as conducted various other business through unanimous consents. All members of the Compensation Committee attended each meeting. The Nominations and Corporate Governance Committee met in March 2007 and recommended the nominees that were elected to the Board of Directors at the 2007 Annual Meeting of Stockholders, as well as conducted other business by unanimous consent. The Nominations and Corporate Governance Committee met in April 2008 and recommended to the Board of Directors the nominees set forth in Proposal One. Each member of the Nominations and Corporate Governance Committee attended those meetings. Each director attended, either in person or by telephone conference, no fewer than 75% of the Board or committee meetings held while serving as a director or committee member in 2007. All members of the Board, with the exception of Scott W. Tinker, who was appointed to the Board subsequent to the meeting, attended our 2007 Annual Meeting of Stockholders and the Board recommends that each director attend our 2008 Annual Meeting of Stockholders.
The following table sets forth the members of each committee:

Committee
Nominating &
Name	Audit	Compensation	Corporate Governance
Ben M. Brigham
David T. Brigham
Harold D. Carter		X	X
Stephen C. Hurley	X	X
Stephen P. Reynolds	X		X
Hobart A. Smith		X	X
Scott W. Tinker	X
Nominating and Corporate Governance Committee
In March 2006, we expanded the Nominations Committee to the Nominating and Corporate Governance Committee in order to set guidelines for our officers and employees that encourage corporate responsibility and reinforce good business practices and to monitor our Code of Ethics and other corporate policies, procedures and processes. The Board viewed this change as the natural evolution of the pre-existing Nominations Committee which was formed in March 2003. The Nominating and Corporate Governance Committee adopted an amended charter in March 2006, a copy of which is available on our website at www.bexp3d.com.

Pursuant to the charter, the Nominating and Corporate Governance Committee is permitted to pay fees to third parties to identify or evaluate or assist it in identifying or evaluating potential director nominees, however, the Nominating and Corporate Governance Committee has not yet paid any such fees.
The minimum qualifications and specified qualities or skills that the Nominating and Corporate Governance Committee believes are necessary for a director nominee to possess include director independence as required by Rule 4350 (c)(4)(A) of the NASDAQ Marketplace Rules, integrity, business acumen, age, experience, commitment, diligence, lack of conflicts of interest and the ability to act in the interests of all stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria. The Nominating and Corporate Governance Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of independence, experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.
The process employed by the Nominating and Corporate Governance Committee for identifying and evaluating nominees is as follows:
•	the collection of a list of potential nominees from, among others, management, board members and stockholder recommendations (either in advance of the annual meeting or from time to time);

•	the evaluation of potential conflicts;

•	interviews with a select group of nominees;

•	selection of a nominee most likely to advance the best interests of stockholders; and

•	the recommendation of the nominee for Board approval.
Pursuant to its charter, the Nominating and Corporate Governance Committee receives and considers all stockholder recommendations relating to the nomination of a member of the Board. The Nominating and Corporate Governance Committee evaluates nominees recommended by stockholders by following the same process and applying substantially the same criteria as for nominees selected by it. The Nominating and Corporate Governance Committee will consider director nominees of stockholders, provided that such recommendations are made in writing to the attention of our Corporate Secretary and received not less than 90 days in advance of our annual stockholder meeting.
Audit Committee
The Audit Committee’s primary responsibilities are to:
•	recommend our independent registered public accounting firm to our Board of Directors;

•	review with our independent registered public accounting firm, the plan and scope of the independent registered public accounting firm’s annual audit, the results thereof and the independent registered public accounting firm’s fees;

•	review our financial statements; and

•	take such other action as it deems appropriate as to the accuracy and completeness of our financial records and our financial information gathering, reporting policies and procedures.
The Board of Directors adopted a written charter for the Audit Committee in March 2004. In December 2007, the charter was modified to ensure that it meets all applicable legal and NASDAQ rules. A copy of our charter is available on our website at www.bexp3d.com.
Furthermore, the Board of Directors biannually forms an assessment team to review the effectiveness of the Audit Committee in achieving its stated purpose as outlined in the charter. In 2007, the assessment team consisted of independent board member, Stephen C. Hurley, and our General Council Eric E. Sigsbey.
In its written report to the Board of Directors dated January 31, 2008; the assessment team concluded that for the year 2007, our Audit Committee was in full compliance with the requirements of its charter; the Sarbanes-Oxley Act, NASDAQ rules and all other applicable Federal laws, government rules and regulations, and the industry best practices. Additionally, the assessment team did not identify any material deficiencies in the Audit Committee’s 2007 practices; and therefore, did not offer recommendations to improve the Audit Committee’s effectiveness.
The Board of Directors determined that each member of the audit committee is financially literate and Stephen C. Hurley and Stephen P. Reynolds are Audit Committee financial experts as defined by the Securities and Exchange Commission (SEC).
Audit Committee Audit and Non-Audit Services Approval Policy
In accordance with the policies of our Audit Committee and the requirements of law, all services to be provided by our independent registered public accounting firm are pre-approved by the Audit Committee. Pre-approval is required for audit services, audit-related services, tax services and other services. Generally, pre-approvals are provided for up to a year, relate to a specific task or scope of work and are subject to a specific budget. To avoid certain conflicts of interest, publicly traded companies are prohibited from obtaining certain non-audit services from their independent registered public accounting firm. We obtain these services from other service providers as needed. Moreover, we have historically restricted the use and scope of permissible non-audit services obtained from our independent registered public accounting firm. During the past two years, we have not utilized PricewaterhouseCoopers LLP for any non-audit related services. Prior to KPMG’s engagement, we did utilize them for tax services. Subsequent to KPMG’s engagement, we began utilizing Deloitte & Touche LLP for a majority of these tax services; however, we continue to utilize KPMG for a limited amount of tax services, all of which were approved in advance by the Audit Committee.

Report of the Audit Committee
To the Stockholders of Brigham Exploration Company:
As members of the Audit Committee of the Board of Directors, we are responsible for helping to ensure the reliability of the company’s financial statements.
Independence of Audit Committee Members. All of the members of the Audit Committee are independent as defined by Rule 4200(a)(15) of the National Association of Dealers listing standards and the most recent interpretations of those standards.
Review and Discussions. We have reviewed and discussed the audited financial statements with management. We have also discussed with our independent registered public accounting firm the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380) and SAS 90. Additionally, we have received the written disclosures and the letter from the independent auditors at KPMG LLP, as required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and have discussed with the independent auditors their independence.
Recommendation to Include Audited Financial Statements in Annual Report. Based on our discussions with management and our independent registered public accounting firm, and our review of the representation of management and the report of our independent registered public accounting firm to the Audit Committee, we recommended that the Board of Directors include the audited consolidated financial statements in Brigham Exploration Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission.
February 28, 2008
Stephen C. Hurley
Stephen P. Reynolds
Scott W. Tinker
Compensation Committee
The Compensation Committee exercises the power of the Board in connection with all matters relating to compensation of executive officers and the administration of our stock option programs. The Compensation Committee was formed in February 1997 and finalized its charter in April 2007. A copy of our charter is available on our website at www.bexp3d.com. See “Compensation Discussion and Analysis — Compensation Committee.”
Compensation Committee Interlocks and Insider Participation.
Members of our Compensation Committee are currently Harold D. Carter, Stephen C. Hurley and Hobart A. Smith. The Compensation Committee made all determinations concerning executive officer compensation for the last fiscal year. None of our executive officers has served on the Board of Directors or on the compensation committee for any other entity in which any member of our Board is an officer. See “Transactions with Related Persons” below for certain information regarding relationships between entities and us with whom members of our Compensation Committee are affiliated.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on that review and discussion recommended its inclusion in the Proxy Statement for the 2008 Annual Meeting of Stockholders to the Board of Directors.
April 9, 2008
Harold D. Carter
Stephen C. Hurley
Hobart A. Smith

COMPENSATION DISCUSSION AND ANALYSIS
Overview
This compensation discussion and analysis describes the material elements of compensation awarded to, earned by, or paid during the last completed fiscal year to each of our executive officers who are listed as named executive officers in our Summary Compensation Table on page 15. This compensation discussion and analysis focuses on the information contained in the following tables and related footnotes and narrative for primarily the last completed fiscal year, but we also describe compensation actions taken before or after the last completed fiscal year to the extent it enhances the understanding of our executive compensation disclosure.
The principal elements of our executive compensation program are base salary, cash bonuses, long-term equity incentives in the form of stock options and restricted stock, 401(k) matching and performance contributions, post-termination severance payments and acceleration of stock option and restricted stock vesting for named executive officers upon certain terminations of employment and/or a change of control of our company. Our philosophy is to position the aggregate of these elements at a level that will adequately compensate and retain our executive officers and is proportionate to companies of similar size and sustained performance.
Our named executive officers are:

Name	Title
Ben M. Brigham	Chief Executive Officer, President and Chairman of the Board
Eugene B. Shepherd, Jr.	Executive Vice President and Chief Financial Officer
Jeffrey E. Larson	Executive Vice President-Exploration
David T. Brigham	Executive Vice President-Land and Administration
A. Lance Langford	Executive Vice President-Operations
Compensation Committee
Our Compensation Committee administers our executive compensation program. In accordance with its charter and as required by law and the NASDAQ rules, the Compensation Committee is composed entirely of independent directors. The role of the Compensation Committee is to oversee our executive compensation and benefit plans and policies, administer our equity incentive plans and review and approve all compensation decisions relating to the named executive officers.
We have not retained a compensation consultant to review our policies and procedures with respect to executive compensation. Our Chief Executive Officer, aided by the Manager of Human Resources and/or the Executive Vice President of Land and Administration, conducts an annual benchmark review of our executive compensation, as well as the mix of elements used to compensate our named executive officers. The review is performed utilizing the most recent Mercer Energy Compensation Survey and the ECI Oil & Gas E&P Compensation Survey, as well as other executive compensation information available through filings made with the Securities and Exchange Commission by other oil and gas exploration companies. The Mercer Energy Compensation Survey contains data submitted by over 200 organizations involved in the oil and gas industry. The ECI Oil & Gas E&P Compensation Survey contains data submitted by over 100 oil and gas exploration and production companies. In addition, we participated in and received a peer report prepared by ECI that contained additional compensation data for 33 companies we selected. We generally benchmark our executive compensation between the high and low range of compensation reported by the companies participating in the surveys. Additionally, due to the fact that the categories in the surveys do not always precisely match each officer’s job description, several ranges may be considered. In reviewing the industry surveys, we place greater emphasis on the compensation ranges established by oil and gas exploration companies within our general geographical area and revenue size.
As part of the annual compensation review process, each named executive officer prepares a self-evaluation regarding his respective accomplishments and contributions for the past year for the Compensation Committee. The self-evaluations and the survey information are provided by the Chief Executive Officer to the Compensation Committee along with compensation recommendations for each of the named executive officers with respect to the annual determinations of their base salaries. This information may also be considered by the Chief Executive Officer and the Compensation Committee in determining the cash bonuses for the named executive officers. These determinations are typically made at the beginning of the year subsequent to the compilation and analysis of the prior year’s financial and operational results. This information may also be used in connection with determinations regarding grants of restricted stock and stock options.
The Chief Executive Officer may or may not make recommendations regarding his own compensation. Our Chief Executive Officer does not vote on items before the Compensation Committee, however, the Compensation Committee solicits his views on compensation matters, including as they relate to the compensation of the other named executive officers and members of senior management reporting to the Chief Executive Officer.
In each case, once the Compensation Committee receives and reviews the supporting materials and the Chief Executive Officer’s recommendations as to named executive officer compensation, it meets with the Chief Executive Officer to discuss those recommendations. The Compensation Committee will then meet without the Chief Executive Officer to further discuss and analyze the recommendations and supporting materials before making a determination with respect to named executive officer compensation.

Compensation Philosophy
We believe that attracting and retaining key executive officers is paramount to our success. The Compensation Committee believes that compensation paid to the named executive officers should be aligned with our performance on both a short-term and long-term basis, while remaining competitive with that of our peer companies with whom we compete for executive talent. The Compensation Committee believes that compensation should be structured to ensure that a significant portion of the compensation opportunity is directly related to our success at efficiently growing stockholder net asset value, our stock performance and other factors that directly and indirectly influence stockholder value.
Compensation Program
Our total compensation program for the named executive officers has been designed to consist primarily of the following:
•	Base Salaries;

•	Non-Equity Incentive Compensation and Bonuses;

•	401(k) Matching and Performance Contributions;

•	Long-term Incentive Compensation consisting of stock options and restricted stock; and

•	Post-termination Compensation.
For 2007, base salaries and bonuses comprised on average 63% and 32%, respectively, of cash compensation for our named executive officers. The 401(k) matching and performance contribution comprised the remaining 5% of our named executive officers cash compensation. These percentages vary depending on both the individual named executive officer’s performance and our performance. In determining how many stock options or shares of restricted stock to grant, we consider the amount of equity that will help retain and motivate the named executive officers in connection with a review of competitive compensation data and individual performance.
Base Salaries
The base salaries paid to the named executive officers are viewed as the basic compensation for their services. Base salaries for our named executive officers are established based on the scope of their responsibilities, individual performance and experience, taking into account competitive market compensation paid by other companies for similar positions. Generally, we believe that our executive base salaries should be within the range of salaries being paid to executives in similar positions with similar responsibilities at comparable companies, in line with our compensation philosophy. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.
Our Chief Executive Officer is the only named executive officer that has entered into an employment agreement with us. Pursuant to the agreement entered into in 1997, Mr. Brigham was initially entitled to receive a base salary of $275,000 and is eligible for increases in his annual base salary, not less frequently than once each fiscal year. The Compensation Committee undertakes the same process with respect to the consideration of increases in Mr. Brigham’s base salary as it does for the other named executive officers.
The base salaries paid to each of the named executive officers in calendar year 2007 are set forth in the Summary Compensation Table on page 15.
Non-Equity Incentive Plan Compensation and Discretionary Bonuses
Non-equity incentive plan compensation is paid to the named executive officers upon the successful attainment of certain performance objectives on our part and in part on the named executive officer’s individual performance and accomplishments. In addition, a discretionary bonus may be awarded if, in the opinion of the Compensation Committee, additional amounts may be necessary in order to reward and/or retain the named executive officer. Such discretionary bonuses were awarded in both 2007 and 2006. These discretionary bonuses were paid in 2008 and 2007, respectively. Pursuant to his employment agreement, Mr. Brigham is entitled to receive a cash bonus in an amount not to exceed 75% of his annual base salary. For 2007, Mr. Brigham’s cash bonus was determined in the same manner and utilizes the same criteria as the other named executive officers.

Named Executive Officers
For 2007, our named executive officers’ performance objectives are based upon the achievement of targeted levels of all sources total proved finding cost, growth in average daily production, and levels of proved developed drilling coverage (PV10% of proved developed reserves drilled/drilling capital) for the calendar year. Lower levels of success provide smaller bonuses than the higher levels. The objective is to provide a reasonable and optimal cash incentive for the named executive officers. The targeted levels for 2007 were:
1. All Sources Total Proved Finding Cost Ratio (50% Factor):

	% of	Factor
All Sources Total Proved Finding Cost	Gross	Multiple
($ / Mcfe)	Salary	Bonus	%
> $5.00	0%	.50	0.00%
$4.50 to $4.99	10%	.50	5.00%
$4.00 to $4.49	20%	.50	10.00%
$3.50 to $3.99	30%	.50	15.00%
$3.00 to $3.49	40%	.50	20.00%
$2.50 to $3.00	50%	.50	25.00%
< $2.50	60%	.50	30.00%
2. Average Daily Production (25% Factor):

	% of	Factor
Average Daily Production	Gross	Multiple
(MMcfe)	Salary	Bonus	%
< 39	0%	.25	0.00%
39.01 to 41	10%	.25	5.00%
41.01 to 43	20%	.25	6.25%
43.01 to 45	30%	.25	7.50%
45.01 to 46	35%	.25	8.75%
46.01 to 47	40%	.25	10.00%
47.01 to 48	45%	.25	11.25%
48.01 to 49	50%	.25	12.50%
>50	60%	.25	15.00%
3. Proved Developed Drilling Coverage Ratio (25% Factor)

	% of	Factor
	Gross	Multiple
Proved Developed Drilling Coverage Ratio	Salary	Bonus	%
< 1.20	0%	.25	0.00%
1.20 to 1.40	5%	.25	1.25%
1.41 to 1.60	10%	.25	2.50%
1.61 to 1.80	15%	.25	3.75%
1.81 to 2.00	20%	.25	5.00%
2.01 to 2.25	25%	.25	6.25%
2.26 to 2.50	30%	.25	7.50%
2.51 to 2.75	35%	.25	8.75%
2.76 to 3.00	40%	.25	10.00%
3.01 to 3.25	45%	.25	11.25%
3.26 to 3.50	50%	.25	12.50%
3.51 to 3.75	55%	.25	13.75%
3.76 to 4.00	60%	.25	15.00%
> 4.00	80%	.25	20.00%
For 2007, we achieved an All Sources Total Proved Finding Cost Ratio of approximately $3.88, Average Daily Production of approximately 41.6 Mmcfe, and a Proved Developed Drilling Coverage that was less than 1.2. As such, the performance cash bonus equaled 21.25% (15% + 6.25% + 0%) of the named executive officer’s gross salary.
In assessing the named executive officers’ performance, the Compensation Committee considers actual results for each of our performance objectives, compared to the goals established at the beginning of the year. In assessing performance, the Compensation Committee may also consider unforeseen or uncontrollable circumstances that occurred during the year that may have had an impact on the established goals. For each named executive officer, the Compensation Committee also considers the individual contributions and accomplishments during the prior year. The amount of the award may be adjusted if, in the opinion of the Compensation Committee, additional amounts are necessary to adequately reward and retain the named executive officer.

The non-equity incentive compensation and bonuses for 2007 are set forth in the Summary Compensation Table on page 15.
401(k) Matching and Performance Contributions
We match 25% of the pre-tax contributions our employees, including the named executive officers, make to our 401(k) plan. We will make additional performance based matching contributions to our 401(k) plan upon our achievement of targeted levels of all sources total proved finding costs for the calendar year. Total contributions by the named executive officers and us may not exceed limitations imposed by law on tax-qualified 401(k) plans. The targeted levels for 2007 were:
All Sources Total Proved Finding Cost Ratio:

% of
Employee
All Sources Total Proved Finding Cost	401(k)
($ / Mcfe)	Contribution
> $7.00	0%
$6.00 to $6.99	25%
$5.00 to $5.99	50%
$4.00 to $4.99	75%
$3.00 to $3.99	100%
$2.00 to $2.99	150%
< $2.00	200%
Again, for 2007, we achieved an All Sources Total Proved Finding Cost Ratio of approximately $3.88. As such, the 401(k) performance match was 100% of the amount contributed by the named executive officer to his 401(k). Combined with the 25% 401(k) base match, the total 401(k) match was 125% of the amount contributed by the named executive officer to his 401(k).
Matching and performance contributions to the 401(k) plan for each of our named executive officers can be found in the Summary Compensation Table on page 15 and are included within the All Other Compensation.
Long Term Incentive Compensation
We believe that a high level of quality long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock and stock-based awards. Our 1997 Incentive Plan was established to provide our employees, including our named executive officers, with incentives to help align their interests with the interests of stockholders. We have historically elected to use stock options and restricted stock as the primary long-term equity incentive vehicles. The stock options and restricted stock provide long-term incentives for our named executive officers’ performance since their value is tied directly to our stock price and provide retention incentives with delayed vesting.
We have not adopted stock ownership guidelines, however, our stock compensation plans have provided the principal method for our executive officers to acquire equity in our company. The Compensation Committee believes that the vesting periods contained in the stock option and restricted stock awards made to the named executive officers provide assurance that the named executive officers will have sufficient equity holdings to provide incentive for performance.
Our 1997 Incentive Plan authorizes us to grant shares of stock options and restricted stock to purchase shares of our common stock to our employees, directors and consultants, including our named executive officers. Our Compensation Committee oversees the administration of the 1997 Incentive Plan. Equity grants are made to executive officers at the commencement of employment and generally on an annual basis thereafter. In addition, equity grants are occasionally made following a significant change in job responsibilities, subsequent to a significant accomplishment benefiting us, or to meet other special retention objectives. The Compensation Committee reviews and approves equity awards to named executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations.

On an annual basis, the Compensation Committee considers making additional awards of stocks options and/or restricted stock to the named executive officers. The Compensation Committee relies on both stock option grants and restricted stock grants to provide equity incentives for the named executive officers. The Compensation Committee believes that limited grants of restricted stock are immediate compensation for the named executive officers that help provide retention incentive in the event that our stock price goes down for any reason.
The stock option and restricted stock awards typically vest incrementally over a five-year period or cliff vest at the end of the five-year period. The stock options generally expire seven years after the date of grant. The exercise prices for the stock options are set at the average of the high and low sales prices on the date of the grant. Neither stock option nor restricted stock awards are dated prior to the date of the Compensation Committee approval of the grant.
The value of stock options and restricted stock recorded as compensation expense under Statement of Financial Accounting Standards No. 123 as revised in calendar year 2007 is set forth in the Summary Compensation Table on the following page and the number of stock options and shares of restricted stock granted to the named executive officers in calendar year 2007 are set forth in the Grants of Plan Based Awards Table on page 16.
Perquisites
Pursuant to our Chief Executive Officer’s employment agreement, we purchase life and long-term disability insurance for Mr. Brigham in addition to the life and long-term disability provided to all other employees, including the named executive officers.
The dollar value of the premiums paid for the additional life and long-term disability insurance for Mr. Brigham are set forth in the Summary Compensation Table on the next page.

Summary Compensation Table
The table below summarizes the total compensation paid to or earned by our name executive officers for the fiscal years ended December 31, 2007 and 2006.
Summary Compensation Table
For Fiscal Years Ending December 31, 2007 and 2006

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
& Principal Position	Year	($)	($)	($) (a)	($) (a)	($)	($) (b)	($) (c)	($)

Ben M. Brigham	2007	$383,367	$111,455	$89,056	$220,580	$81,465	$—	$23,431	$909,354
Chief Executive Officer, President and Chairman of the Board	2006	367,500	91,875	62,756	232,830	85,312	—	15,230	855,503

Eugene B. Shepherd, Jr.	2007	268,449	78,659	89,056	264,140	57,045	—	19,375	776,724
Executive Vice President and Chief Financial Officer	2006	251,260	101,820	62,756	325,740	37,689	—	11,402	790,667

David T. Brigham	2007	227,583	66,514	89,056	199,138	48,361	—	19,375	650,027
Executive Vice President — Land and Administration and Director	2006	214,383	87,053	62,756	223,230	32,157	—	11,402	630,981

Jeffery E. Larson	2007	211,655	75,931	89,056	203,678	44,977	—	19,375	644,672
Executive Vice President — Exploration	2006	200,974	71,449	62,756	227,770	30,146	—	11,402	604,497

A. Lance Langford	2007	218,087	60,331	89,056	203,678	46,343	—	19,579	637,074
Executive Vice President — Operations	2006	207,081	73,620	62,756	227,770	31,062	—	11,402	613,691

(a)	Stock and option award values represent the compensation cost of awards recognized for financial statement purposes for under Statement of Financial Accounting Standards No. 123 as revised (FAS 123R). Assumptions utilized to determine FAS 123R values can be found in Note 13 Stock Based Compensation included in our Notes to the Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2007.

(b)	We do not maintain either a pension or a non-qualified deferred compensation plan.

(c)	All Other Compensation includes the 401(k) match outlined above in 401(k) Matching and Performance Contributions. Each of the Named Executive Officers’ All Other Compensation for 2007 includes $19,375 in 401(k) matching and performance contributions, which is comprised of the base 25% contribution and the 100% performance match. All Other Compensation for 2007 also includes $2,549 of insurance premiums paid by the Company and di minimis perquisites of $1,507 for Ben M. Brigham and di minimus perquisites of $204 for A. Lance Langford. Each of the Named Executive Officers’ All Other Compensation for 2006 includes $10,500 in 401(k) matching and performance contributions, which is comprised of the base 25% contribution and the 45% performance match. All Other Compensation for 2006 also includes di minimis perquisites of $4,370 for Ben M. Brigham and $902 for each of the other named executives.

Grant of Plan Based Awards
The table below summarizes all grants of plan base awards made during 2007.
2007 Grants of Plan Based Awards

								All Other	All Other
								Stock	Option			Grant Date
					Estimated Future Payouts			Awards:	Awards:	Exercise or		Fair Market
		Estimated Possible Payouts			Under			Number of	Number of	Base Price		Value of
		Under Non-Equity Incentive Plan			Equity Incentive Plan			Shares of	Securities	of Option	Closing	Stock and
		Awards			Awards (a)			Stock or	Underlying	Awards	Price on	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	($/Share)	Grant Date	Awards
Name	Grant Date	($)	($) (b)	($)	(#)	(#)	(#)	(#)	(#)	(c)	($/Share)	($)
Ben M. Brigham	1/1/2007							5,000			$7.52	$37,125
	9/10/2007							25,000			5.21	131,500
	4/15/2008	$0	$81,465	$249,189

Eugene B. Shepherd, Jr.	1/1/2007							5,000			7.52	37,125
	9/10/2007							25,000			5.21	131,500
	4/15/2008	$0	$57,045	$174,492

David T. Brigham	1/1/2007							5,000			7.52	37,125
	9/10/2007							25,000			5.21	131,500
	4/15/2008	$0	$48,361	$147,929

Jeffery E. Larson	1/1/2007							5,000			7.52	37,125
	9/10/2007							25,000			5.21	131,500
	4/15/2008	$0	$44,977	$137,576

A. Lance Langford	1/1/2007							5,000			7.52	37,125
	9/10/2007							25,000			5.21	131,500
	4/15/2008	$0	$46,343	$141,757

(a)	The company does not maintain equity incentive plans based on incentive thresholds. See All Other Stock Awards for inclusion of restricted stock awards.

(b)	Amount represents 2007 performance based cash bonus that will be paid on April 15, 2008.

(c)	Option exercise price is equal to the mean between the high and low sales prices on the date of grant. If the market is closed on the grant date, the mean of the prior trading day high and low prices is used.

Outstanding Equity Awards
The following table sets forth the outstanding equity awards of our named executive officers at December 31, 2007.
Outstanding Equity Awards
At Fiscal Year End December 31, 2007

	Option Awards					Stock Awards
									Equity
									Incentive Plan
								Equity	Awards:
			Equity					Incentive Plan	Market or
			Incentive Plan					Awards:	Payout
			Awards:				Market	Number of	Value of
	Number of	Number of	Number of			Number of	Value of	Unearned	Unearned
	Securities	Securities	Securities			Shares or	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			Units of	Units of	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)

Ben M. Brigham	50,000			$3.325	7/27/2008	50,000 (e)	376,000
	120,000	30,000 (a)		$6.725	10/13/2010
	54,000	36,000 (b)		$8.835	9/23/2011
	16,000	24,000 (c)		$12.310	10/10/2012
	12,000	48,000 (d)		$6.145	9/14/2013

Eugene B. Shepherd, Jr.	150,000			$4.200	6/10/2009	50,000 (e)	376,000
	120,000	30,000 (a)		$6.725	10/13/2010
	48,000	32,000 (b)		$8.835	9/23/2011
	16,000	24,000 (c)		$12.310	10/10/2012
	14,000	56,000 (d)		$6.145	9/14/2013

David T. Brigham	10,000			$3.325	7/27/2008	50,000 (e)	376,000
	25,000			$4.805	5/23/2009
	100,000	25,000 (a)		$6.725	10/13/2010
	36,000	24,000 (b)		$8.835	9/23/2011
	18,000	27,000 (c)		$12.310	10/10/2012
	12,000	48,000 (d)		$6.145	9/14/2013

Jeffery E. Larson	10,000			$3.325	7/27/2008	50,000 (e)	376,000
	25,000			$4.805	5/23/2009
	100,000	25,000 (a)		$6.725	10/13/2010
	36,000	24,000 (b)		$8.835	9/23/2011
	20,000	30,000 (c)		$12.310	10/10/2012
	12,000	48,000 (d)		$6.145	9/14/2013

A. Lance Langford	10,000			$3.325	7/27/2008	50,000 (e)	376,000
	15,000			$4.805	5/23/2009
	75,000	25,000 (a)		$6.725	10/13/2010
	36,000	24,000 (b)		$8.835	9/23/2011
	20,000	30,000 (c)		$12.310	10/10/2012
	12,000	48,000 (d)		$6.145	9/14/2013

(a)	These options vest on October 13, 2008.

(b)	Fifty percent of these options vest on September 23, 2008 and the balance vest on September 23, 2009.

(c)	One-third of these options vest on each of October 10, 2008, October 10, 2009 and October 10, 2010.

(d)	Twenty-five percent of these options vest on each of September 14, 2008, September 14, 2009, September 14, 2010 and September 14, 2011.

(e)	5,000 shares vest on January 1st of each of the next five years and 5,000 shares vest on September 10th of each of the next five years.

Options Exercised and Stock Vested
The number and value of options and stock acquired by our named executive officers in 2007 are set forth in the following table.
Options Exercised and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Ben M. Brigham	20,000	55,650	5,000	37,125
Eugene B. Shepherd, Jr.	—	—	5,000	37,125
David T. Brigham	—	—	5,000	37,125
Jeffery E. Larson	—	—	5,000	37,125
A. Lance Langford	—	—	5,000	37,125
Post Termination Compensation
Accelerated Vesting of Stock Options and Restricted Stock
Change of Control Agreements
Each of the named executive officers, other than Ben M. Brigham, has entered into a separate Change of Control Agreement with us providing for automatic vesting of all stock options held by the named executive officer upon the occurrence of a Change of Control and execution of a general release in our favor.
A Change of Control will generally be deemed to have occurred if (A) any “affiliates” and “associates” of a person, together with any nominees or appointees of such person (other than Ben or Anne Brigham, us or any entity or plan established by us) constitute at least 51% of members of our Board of Directors, (B) our stockholders approve a transaction with respect to which persons who were our stockholders immediately prior to such transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors, (C) we sell, lease or exchange or agree to sell, lease or exchange all or substantially all of our assets and following such transaction we do not continue our business following substantially the same business plan or we are to be dissolved and liquidated or (D) any person becomes the beneficial owner directly or indirectly, of our securities representing in the aggregate 50% or more of either the then outstanding shares of common stock or the voting securities, in either such case other than solely as a result of acquisitions of such securities directly from us.
Chief Executive Officer Employment Agreement
Pursuant to Mr. Brigham’s Employment Agreement, upon termination for Good Reason or without Cause, all unvested shares of restricted stock held by Mr. Brigham shall vest. Cause is generally defined as (A) the willful and continued failure to substantially perform his duties or (B) the willful engaging in misconduct which is materially injurious to us, monetarily or otherwise. Good Reason is generally defined as (A) a failure by us to comply with any material provision of the Employment Agreement which is not been cured within 30 working days, (B) any purported termination of employment which is not effected pursuant to a valid notice of termination, or (C) a material reduction or diminution of Mr. Brigham’s position, titles, offices, responsibilities or status without Cause and without his express written consent.
Restricted Stock Agreements
Death
Upon a named executive officer’s termination of employment due to death, any shares of restricted stock held by the named executive officer that have not vested shall be deemed to have vested as of the date of the named executive officer’s death.
Disability or Just Cause
A portion of any unvested shares of restricted stock held by a named executive officer shall vest upon his termination of employment due to a Disability or involuntary termination of the named executive officer by us for reasons other than Just Cause. Disability is generally deemed to have occurred if, in the good faith judgment of the Compensation Committee, the named executive officer has become unable to continue the proper performance of his duties on a full-time basis as a result of his physical or mental incapacity. Just Cause generally includes conduct by the named executive officer that constitutes willful misconduct or gross negligence in the performance of his duties; fraud, dishonesty, or a criminal act; embezzlement of funds or misappropriation of other property, any act or conduct that, in the good faith opinion of the Board of Directors or the President, is materially detrimental to us or reflects unfavorably on us or the named executive officer to such an extent that our best interests reasonably require the named executive officer’s discharge.

Upon such an event, a ratable portion of the number of restricted shares held by the named executive officer that were due to vest next will be deemed to have vested. The ratable portion shall be determined by multiplying the number of shares that were due to vest next by a fraction with a numerator equal to the number of full months which have then elapsed since the last date of termination of a restricted period and a denominator equal to the total number of months between the last date of termination of a restricted period and the next scheduled termination date, and rounding to the closest whole number. The restricted period applicable to such ratable portion shall terminate.
Fundamental Change or Change of Control
If either (A) Ben M. Brigham is no longer both the Chief Executive Officer and Chairman of the Board, or (B) any person becomes the beneficial owner, directly or indirectly, of our securities representing in the aggregate forty-nine percent (49%) or more of either the then outstanding shares of our common stock or our voting power, in either such case, and the named executive officer’s employment is involuntarily terminated within two years, then immediately upon such termination, any unvested restricted shares shall be forfeited and assuming availability under the current incentive plan, the named executive officer shall receive a new separate grant of fully vested and unrestricted common stock of the same number of shares as covered by the Restricted Stock Agreement.
The following table summarizes the number and value of restricted shares that vest upon a fundamental change or change in control. Value is calculated using a year-end market price of $7.52 per share.

		Value of Shares
	Restricted Shares that	Realized Upon
	Vest Upon Change of	Change of
	Control	Control
Name	(#)	($)
Ben M. Brigham	50,000	$376,000
Eugene B. Shepherd, Jr.	50,000	376,000
David T. Brigham	50,000	376,000
Jeffery E. Larson	50,000	376,000
A. Lance Langford	50,000	376,000
Stock Option Agreements
Death, Disability and Certain Terminations
Upon a named executive officer’s termination of employment due to death or disability or involuntary termination by us for reasons other than fraud, dishonesty or other acts which our Board of Directors determines are materially detrimental to us, a portion of any unvested stock options held by a named executive officer shall vest.
Upon such an event, a ratable portion of the number of stock options held by the named executive officer that were due to vest next will be deemed to have vested. The ratable portion shall be determined by multiplying the number of stock options that were due to vest next by a fraction with a numerator equal to the number of full months which have then elapsed since the last vesting date and a denominator equal to the total number of months between the last vesting date and the next scheduled vesting date, and rounding to the closest whole number.
Fundamental Change
If as a result of any merger or acquisition transaction involving the issuance or redemption of our equity interests, more than 50% of such equity interests is owned by a party other than certain of our affiliates, then immediately prior to such event, all unvested stock options will vest.
The following table summarizes the number and value of options for which vesting is accelerated upon a fundamental change. Value is calculated using the year-end market price of $7.52 per share less the exercise price times the number of options. Options that are out of the money are not included for valuation purposes.

	Number of Securities		Value of Options
	Underlying Options		Realized Upon
	Vesting Upon Fundamental	Option Exercise	Change of
	Change of Control	Price	Control
Name	(#)	($)	($)
Ben M. Brigham	30,000	$6.725	$23,850
	36,000	$8.835	$—
	24,000	$12.310	$—
	48,000	$6.145	$66,000

Total			$89,850

Eugene B. Shepherd, Jr.	30,000	$6.725	$23,850
	32,000	$8.835	$—
	24,000	$12.310	$—
	56,000	$6.145	$77,000

Total			$100,850

David T. Brigham	25,000	$6.725	$19,875
	24,000	$8.835	$—
	27,000	$12.310	$—
	48,000	$6.145	$66,000

Total			$85,875

Jeffery E. Larson	25,000	$6.725	$19,875
	24,000	$8.835	$—
	30,000	$12.310	$—
	48,000	$6.145	$66,000

Total			$85,875

A. Lance Langford	25,000	$6.725	$19,875
	24,000	$8.835	$—
	30,000	$12.310	$—
	48,000	$6.145	$66,000

Total			$85,875

Severance Benefits
Change of Control Agreements
In addition, the Change of Control Agreements provide for certain severance benefits for named executive officers, other than the Chief Executive Officer, following a Change of Control and the occurrence of a Termination Event. A Termination Event is defined as either termination of employment by us without Cause or termination by the named executive officer with Good Reason.
Cause is generally defined as (A) the named executive officer’s conviction of, or plea of nolo contendere to, any felony of theft, fraud, embezzlement or violent crime causing substantial harm to us or our affiliates, (B) the willful and continued failure by the named executive officer to substantially perform his duties or (C) the willful engaging by the named executive officer in misconduct which is materially injurious to our interests.
Good Reason is generally defined as (A) a material change in the nature or scope of the named executive officer’s duties from those immediately prior to the date on which a Change of Control occurs, (B) a reduction in the named executive officer’s annual base salary provided immediately prior to a Change of Control, (C) a material diminution in the named executive officer’s eligibility to participate in, or in the benefits provided to the named executive officer, under any bonus, stock option or other incentive compensation plans or employee welfare and pension benefit plans from that provided immediately prior to the date on which the Change of Control occurs or (D) any required relocation of the named executive officer of more than thirty miles from the location where he was based.
Provided the named executive officer executes a general release in our favor, the severance benefits payable following a Change of Control and Termination Event include (A) the payment of a sum equal to two times the named executive officer’s annual base salary and cash bonuses, (B) continued participation in our life and disability insurance plans for a period of 18 months or if earlier, until such time as the named executive officer obtains other employment, (C) reimbursement of COBRA premiums for medical and dental insurance plans until such time as the named executive officer obtains other employment and (D) payment of all reasonable legal fees and expenses incurred by the named executive officer in seeking to obtain or enforce any right or benefit under the Change of Control Agreement.

Additionally, if in our determination, the total sum of (i) the payments and benefits to be paid or provided to a named executive officer under the Change of Control Agreement are considered to be “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 (the “Code”) and (ii) any other payments and benefits which are considered to be “parachute payments,” to be paid or provided to a named executive officer (the “Total Amount”) exceed the amount such named executive officer can receive without having to pay excise tax with respect to all or any portion of such payments or benefits under Section 4999 of the Code, then the amount payable to the named executive officer shall be reduced to the greater of zero or the highest amount which will not result the named executive officer having to pay excise tax with respect to any payments and benefits under Section 4999 of the Code (the “Reduced Amount”); provided, however, that in the event that the Reduced Amount minus any and all applicable federal, state and local taxes is less than the Total Amount minus any and all applicable federal, state and local taxes, then the reduction of the amount payable to the named executive officer shall not be made.
Chief Executive Officer Employment Agreement
Mr. Brigham’s Employment Agreement provides for severance benefits in the event that he terminates his own employment with us for Good Reason or if we terminate his employment other than for Cause. The severance benefits to be to paid to Mr. Brigham are a sum equal to (A) the amount of his annual base salary that he would have received during the remainder of his employment term under the Agreement, plus (B) an amount equal to the average annual bonus received during the immediately preceding two years, multiplied by the number of years in the remainder of his employment term. Mr. Brigham’s Employment Agreement contains an automatic revolver such that there will never be less than 3 years left in its term.
The following table summarizes the severance, health and life and disability benefits payable to our named executive officers following a Change in Control and Termination Event and to our Chief Executive Officer if we terminate for Good Reason or other than Cause.
Potential Post-Employment Severance Payments
At December 31, 2007

	Estimated		All Other
	Severance Pay	Health Benefits	Benefits	Total
Name	($)	($)(a)	($)(a)	($)
Ben M. Brigham	$1,715,400	$25,338	$1,040	$1,741,778
Eugene B. Shepherd, Jr.	814,226	25,338	1,040	840,604
David T. Brigham	689,252	25,338	1,040	715,630
Jeffery E. Larson	668,512	9,042	2,579	680,133
A. Lance Langford	653,012	25,338	1,040	679,390

(a)	Health and All Other Benefits calculated using the name executive officers benefit elections in place as of December 31, 2007.
Income Tax Considerations
Section 162(m) of the Code limits the tax deductibility by a publicly held company of compensation in excess of $1 million paid to the chief executive officer or any other of its four most highly compensated executive officers, unless that compensation is “performance-based compensation” as defined by the Code. We believe that the stock option awards under the 1997 Incentive Plan qualify as performance-based compensation and are not subject to any deductibility limitations under Code Section 162(m). However, salary and bonuses paid to the executive officers and restricted stock grants made pursuant to the 1997 Incentive Plan are not exempt from this limit.
We consider deductibility in the design and administration of our other executive compensation plans and programs. However, we believe that it is in our best interests and the best interest of our stockholders that we retain flexibility and discretion to make compensation awards, whether or not deductible, when such awards are consistent with our strategic goals.
Section 280G of the Code limits the tax deductibility by corporations of amounts paid to certain persons that are treated as excess parachute payments. Excess parachute payments are also subject to an excise tax payable by the recipient of such payments. Parachute payments arise with regard to payments made to executives in connection with a transaction that gives rise to a change in the ownership or effective control of us or in the ownership of a substantial portion of our assets. Parachute payments become excess parachute payments if the total amount of such payments exceed a certain threshold amount. Examples of types of payments that could give rise to parachute payments are accelerated vesting of stock options and restricted stock upon a change of control and severance payments made upon termination of employment in connection with a change of control.

Director Compensation
Effective January 1, 2007, non-employee director compensation was modified. These directors receive an annual retainer of $23,000 per year and $2,500 per meeting attended in person or $1,000 per meeting attended by phone. Members of committees receive $1,100 per meeting attended in person or by phone. The Chairman of the Audit Committee receives an annual retainer of $10,500 and other members of the Audit Committee receive a $5,000 annual retainer. The Chairman of the Compensation Committee receives an annual retainer of $5,200 and other members of the committee receive a $4,000 annual retainer.
Pursuant to our 1997 Director Stock Option Plan, each newly elected non-employee director is granted an option to purchase 20,000 shares of our common stock. In addition, each non-employee director receives an option to purchase 10,000 shares of our common stock on December 31 of each year. The options under the plan are granted at fair market value on the grant date and become exercisable, subject to certain conditions, in five equal annual installments on the first five anniversaries of the grant date. The options terminate seven years from the grant date, unless terminated sooner. Options to purchase 60,000 shares of our common stock were granted in 2007 to our six non-employee directors pursuant to the 1997 Directors Stock Option Plan.
The following table summarizes the annual compensation for our non-employee directors during 2007.
Director Compensation Table
For Fiscal Year-Ending December 31, 2007

					Change in Pension
	Fees				Value and Non-
	Earned or			Non-Equity	Qualified Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($) (a)	($)	($)	($)	($)
Harold D. Carter (b)	$43,500	$—	$58,756	$—	$—	$30,356	$132,612
Stephen C. Hurley	42,300	—	56,503	—	—	485	99,288
Stephen P. Reynolds	52,200	—	58,756	—	—	437	111,393
Hobart A. Smith	45,600	—	56,503	—	—	566	102,669
Scott W. Tinker (c)	3,625	—	1,210	—	—	501	5,336
Steven A. Webster (d)	9,250	—	—	—	—	518	9,768
R. Graham Whaling (c)	51,675	—	—	—	—	265	51,940

(a)	Option award value represents the compensation cost of awards recognized for financial statement purposes for 2007 under Statement of Financial Accounting Standards No. 123 as revised (FAS 123R). Assumptions utilized to determine FAS 123R values can be found in Note 13 Stock Based Compensation included in our Notes to the Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2007. Dr. Tinker will serve on the Audit Committee. As a director, Dr. Tinker received an initial grant of 20,000 stock options pursuant to the 1997 Director Stock Option Plan and will be party to a standard director indemnification agreement with the Company. Each director received 10,000 options on December 31, 2007. The grant date fair market value of these awards as calculate per FAS 123R was $32,100 per director.

(b)	For Harold D. Carter, All Other Compensation includes $30,000 in fees earned as a consultant to us on various aspects of our business and strategic issues.

(c)	R. Graham Whaling resigned from our Board of Directors effective December 13, 2007. Scott W. Tinker was appointed to our Board of Directors effective December 13, 2007. Per annum fees were prorated accordingly.

(d)	Steven A. Webster resigned from our Board of Directors effective March 27, 2007. Per annum fees were prorated accordingly.

OTHER MATTERS
The Board does not intend to present any other matters at the meeting and knows of no other matters which will be presented. However, if any other matters come before the meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their judgment on such matters.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The table below provides information concerning (i) the only persons known by us, based upon statements filed by such persons pursuant to Section 13(d) or 13(g) and/or Section 16 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), to own beneficially in excess of 5% of the common stock as of March 15, 2008, and (ii) the shares of common stock beneficially owned, as of March 15, 2008, by each current director, each executive officer listed in the Summary Compensation Table on page 15, and all current directors and executive officers as a group. Except as indicated, each individual has sole voting power and sole investment power over all shares listed opposite his name.

	Shares
	Beneficially	Options
	Owned	Exercisable	Total Shares
	Excluding	Within	Beneficially	Percent
Name(1)	Options	60 days	Owned (2)	of Class
Certain Beneficial Owners:
DLJ Merchant Banking Partners III, L.P. and affiliate funds (3)	7,509,882	—	7,509,882	16.3%
Wellington Management Company, LLP (4)	4,204,109	—	4,204,109	9.1%
Dimensional Fund Advisors LP (5)	2,634,473	—	2,634,473	5.7%

Directors and Executive Officers (1):
Ben M. Brigham(6)	2,982,383	252,000	3,234,383	7.0%
David T. Brigham(7)	146,271	201,000	347,271	*
A. Lance Langford(8)	61,734	168,000	229,734	*
Jeffery E. Larson(8)	57,160	203,000	260,160	*
Eugene B. Shepherd, Jr.(8)	73,335	348,000	421,335	*
Harold D. Carter(9)	326,693	50,500	377,193	*
Stephen C. Hurley	20,000	50,000	70,000	*
Stephen P. Reynolds	70,027	50,500	120,527	*
Hobart A. Smith	16,000	44,000	60,000	*
Scott W. Tinker	0	0	0	*
	3,753,603	1,367,000	5,120,603	11.1%

All current directors and executive officers as a group (10 persons)

*	Represents less than 1%.

(1)	Unless otherwise indicated, the business address of each director and executive officer is 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas 78730.

(2)	According to SEC rules, beneficial ownership includes shares as to which the individual or entity has voting power or investment power and any shares, which the individual has the right to acquire within 60 days of the date of this table through the exercise of any stock option or other right.

(3)	DLJ Merchant Banking, together with its affiliated funds (as listed below), beneficially own the following:

Funds that Hold	Common Shares
DW Merchant Banking III, L.P.	5,323,571
DLJ ESC II, L.P.	1,021,361
MBP III Plan Investors, L.P.	562,120
DLJ Merchant Banking III, Inc., as advisors general partner on behalf of DLJ Offshore Partners III, C.V.	290,460
DLJ Merchant Banking III, Inc., as advisors general partner on behalf of DLJ Offshore Partners III-1, C.V., and attorney-in-fact for DLJ Merchant Banking III, L.P., as associate general partner of DLJ Offshore Partners III-1, C.V.	97,063
FUNDING III	91,131
DLJ Merchant Banking III, Inc., as advisors general partner on behalf of DLJ Offshore Partners III-2, C.V., and attorney-in-fact for DLJ Merchant Banking III, L.P., as associate general Partner of DLJ Offshore	69,142
DLJ MB Partners III GmbH & Co., KG	45,873
Millennium Partners II, L.P.	9,161

Credit Suisse (“Credit Suisse”), a Swiss bank, owns the majority of the voting stock of Credit Suisse Holdings (USA), Inc., a Delaware corporation, which in turn owns all of the voting stock of Credit Suisse (USA), Inc., a Delaware corporation (“CS-USA”). The entities discussed in the above table are merchant banking funds managed by indirect subsidiaries of CS-USA and form part of Credit Suisse’s asset management business. The ultimate parent company of Credit Suisse is Credit Suisse Group (CSG). Due to the separate management and independent operation of its business units, CSG disclaims beneficial ownership of the reported common stock that is beneficially owned by its direct and indirect subsidiaries, including Credit Suisse’s asset management business. Credit Suisse’s asset management business disclaims beneficial ownership of shares of common stock beneficially owned by CSG and any of CSG’s and the Bank’s other business units. The business address for Credit Suisse is 11 Madison Avenue, New York, New York, 10010.

(4)	The business address for Wellington Management is 75 State Street, Boston, MA 02109.

(5)	The business address for Dimensional Fund Advisors is 1299 Ocean Avenue, Santa Monica, CA 90401.

(6)	Shares beneficially owned include 1,391,120 shares owned by Ben M. Brigham and 1,305,515 owned by Anne L. Brigham, 10,312 shares owned by Brigham Parental Trust I (of which Mr. and Mrs. Brigham are the trustees and which is for the benefit of Ben Brigham’s mother), 7,836 shares owned by Brigham Parental Trust II (of which Mr. and Mrs. Brigham are the trustees and which is for the benefit of Anne Brigham’s parents), 47,500 shares owned by the 2005 Brigham Family Revocable Trust, 69,850 shares owned by the Ben M. Brigham Grat U/a June 7, 2007 Trust, 69,850 shares owned by the Anne L. Brigham Grat U/a June 7, 2007 Trust, and 80,400 shares held by David T. Brigham, as custodian for each of Mr. and Mrs. Brigham’s five children.

(7)	Shares beneficially owned include the following: 50,000 shares of unvested restricted stock, and 80,400 shares held as a custodian for the children of Ben M. Brigham and Anne L. Brigham.

(8)	Shares beneficially owned include 50,000 shares of unvested restricted stock.

(9)	Shares beneficially owned included 11,300 shares owned by Harold D. Carter and 315,393 owned by Harold D. Carter’s Family Trust.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 Act requires our directors and officers, and persons who own more than 10% of our outstanding common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Directors, officers and more than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2007, all Section 16(a) filing requirements applicable to our directors, officers and persons who own more than 10% of our outstanding common stock were met.
TRANSACTIONS WITH RELATED PERSONS
In the ordinary course of our business, we purchase products or services from, or engage in other transactions with, various third parties. Occasionally, these transactions may involve entities that are affiliated with one or more members of our Board. When they occur, these transactions are conducted in the ordinary course of business and on an arms-length basis. The Company adopted a Related Party Transaction Policy by unanimous consent of the Board of Directors on January 29, 2008. Under the Policy, the Audit Committee will review and approve or ratify any related person transaction that is required to be disclosed. It is anticipated that this review will include the following:
•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters deemed appropriate.
It is also anticipated that any director who is a related person with respect to a transaction under review will not participate in the deliberations or vote respecting approval or ratification of the transaction; provided, however, that such director will be counted in determining the presence of a quorum at the meeting where the transaction is considered.

Previously, we had developed and implemented processes and controls to obtain information from our directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. These transactions were reviewed by persons independent from the related parties and then further reviewed with our Chief Financial Officer, who was also an independent party.
In connection with land work necessary for certain of our 3-D exploration, drilling and development operations, we engage Brigham Land Management (BLM), an independent company owned and managed by Vincent M. Brigham, a brother of Ben M. Brigham, who is our Chief Executive Officer, President and Chairman of the Board, and David T. Brigham, who is a director and our Executive Vice President-Land and Administration. During 2007, we compared rates charged by BLM against the rates being charged by other consulting field land brokers and found BLM’s rates to be consistent with others being charged in the industry. BLM specializes in conducting the necessary field land work relating to 3-D seismic exploration activities and to drilling and development activities. BLM performs these services using their employees and independent contractors. During 2007, we incurred costs charged by BLM of approximately $3.3 million. Other participants in our 3-D seismic projects reimbursed us for a portion of these amounts. At December 31, 2007, we owed BLM $10,000.
From time to time, in the normal course of business, we have engaged a service company in which Mr. Hobart Smith, one of our current directors, owns stock and serves as a consultant. We paid a total of $1.2 million to the service company during 2007 and at December 31, 2007, we owed them approximately $55,000.
STOCKHOLDER PROPOSALS
It is contemplated that the Annual Meeting of Stockholders in 2009 will take place during the fourth week of May or the first week in June 2009. Stockholder proposals for inclusion in our proxy materials for the Annual Meeting of Stockholders in 2009 must be received at our principal executive office in Austin, Texas, addressed to the Secretary of Brigham Exploration Company, not later than January 1, 2009.
With respect to stockholder proposals which are not intended to be included in our proxy materials, our bylaws provide that notice of any such stockholder proposal nominating persons for election to the Board must be received at our principal executive office not later than 90 days prior to the Annual Meeting of Stockholders; and all other stockholder proposals must be received not less than 60 nor more than 120 days prior to the meeting.

ANNUAL MEETING OF STOCKHOLDERS OF BRIGHAM EXPLORATION COMPANY May 23, 2008 Please date, sign and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20730000000000000000 5 052308 THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. ELECTION OF DIRECTORS: 2. Approval of the appointment of KPMG LLP as the Company’s Auditors for the fiscal year ending December 31, 2008. NOMINEES: FOR ALL NOMINEES _____ O Ben M. Brigham O David T. Brigham 3. The transaction of such other Business as may properly come before the meeting WITHHOLD AUTHORITY O Harold D. Carter FOR ALL NOMINEES _____ or any adjournments or postponements of the meeting. O Stephen C. Hurley O Stephen P. Reynolds FOR ALL EXCEPT _____ O Hobart A. Smith _____ Whether or not you plan to attend the meeting in person, you are urged to (See instructions below) O Scott W. Tinker _____ complete, date, sign and promptly mail this proxy in the enclosed return envelope so that your shares may be represented at the meeting. The undersigned hereby revokes any proxy or proxies heretofore given to represent or vote such common stock and hereby ratifies and confirms all actions that the proxies named herein, their substitutes, or any of them, may lawfully take in accordance with the terms hereof. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder _____ Date: Signature of Stockholder _____ Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0 BRIGHAM EXPLORATION COMPANY PROXY FOR ANNUAL MEETING OF STOCKHOLDERS May 23, 2008 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Ben M. Brigham and Eric E. Sigsbey, or any of them, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Brigham Exploration Company to be held at 9:00 a.m. C.D.T. on May 23, 2008 at the Company’s offices at 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas, 78730 and at any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting. The Board of Directors recommends that you vote FOR the election of all nominees for election to the Board of Directors and FOR Proposal 2. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BRIGHAM EXPLORATION COMPANY. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION AND FOR PROPOSAL 2. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponements thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission and by applicable state laws. (Continued, and to be marked, dated and signed, on the other side.) 14475